Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Investcorp Europe Acquisition Corp I (the “Company”) of the Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 23, 2021	/s/ Pamela Jackson
Pamela Jackson